Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors: Lisa DeFrancesco (862) 261-7152
Media: Charlie Mayr (862) 261-8030 David Belian (862) 261-8141

Actavis Successfully Completes Durata Therapeutics, Inc. Tender Offer

DUBLIN, IRELAND – November 17, 2014 – Actavis plc (NYSE: ACT) today announced that it has successfully completed its tender offer to purchase all outstanding shares of Durata Therapeutics, Inc. (NASDAQ: DRTX), an innovative pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. As previously announced, Actavis offered to purchase all outstanding shares of Durata for $23.00 per share in cash, or approximately $675 million in the aggregate, and one contingent value right (CVR) per share, entitling the holder to receive additional cash payments of up to $5.00 per CVR if certain regulatory or commercial milestones related to Durata’s lead product DALVANCETM are achieved.

The tender offer by a subsidiary of Actavis for all of the outstanding shares of Durata common stock expired as scheduled at 12:00 midnight (EDT) on November 14, 2014. Excluding Durata shares tendered by notice of guaranteed delivery, a total of 21,358,208 shares of Durata common stock, representing approximately 79.7% of Durata’s outstanding shares, were validly tendered into and not validly withdrawn from the tender offer, according to the depositary for the tender offer. As a result, Actavis and its subsidiary have accepted for payment and will promptly pay for all shares that were validly tendered and not validly withdrawn.

DALVANCETM is the first and only IV antibiotic approved for the treatment of ABSSSI with a two-dose regimen consisting of a 1000 mg dose followed one week later by a 500 mg dose,

with each dose administered over a 30 minute period. On May 23, 2014, the FDA approved DALVANCETM for the treatment of adult patients with acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible Gram-positive bacteria, including methicillin-resistant Staphylococcus aureus (MRSA).

“We are pleased to add Durata’s DALVANCETM product to our portfolio, and with the rapid completion of this transaction, we further demonstrate our commitment to expand our presence in anti-infectives,” said Brent Saunders, CEO and President of Actavis. “DALVANCETM is a highly differentiated product with documented efficacy, safety and tolerability, and we are confident that our best-in-class commercial infrastructure and complementary product line will support the increased acceptance of this product as part of the Actavis portfolio by health care providers. With the completion of this acquisition, Actavis is in an enviable position of being able to offer innovative solutions to physicians while providing value to hospitals and healthcare systems in advancing the treatment of patients in the outpatient and inpatient settings.”

For the six-month period of January to June 2010, an estimated 9.2 million patients were treated in U.S. hospitals for infections of any type, and nearly 17 percent of the diagnostic category presentations were for skin and skin structure infections (SSSI). With its once-a-week dosing for two weeks, and potential single-dose formulation, DALVANCE’s unique dosing regimen offers a more convenient and potentially less costly approach to the treatment of serious skin infections by allowing patients, healthcare professionals and hospitals to move beyond the standard daily or twice-daily IV antibiotic infusions.

Actavis intends to complete the acquisition later today through the merger of its subsidiary with and into Durata without a vote of Durata’s other stockholders, pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”). When the merger is completed, Durata will become an indirect, wholly owned subsidiary of Actavis. In connection with the merger, all remaining eligible Durata shares not validly tendered into the tender offer will be cancelled and converted into the right to receive $23.00 per share in cash and one CVR per share, the same consideration per share offered in the tender offer. Eligible Durata shares exclude shares held as Durata treasury stock, held by Actavis or its subsidiaries or held by any stockholder of Durata who exercised appraisal rights under Section 262 of the DGCL. Following the acquisition, Durata shares will cease to be traded on NASDAQ.

About Actavis

Actavis plc (NYSE:ACT), headquartered in Dublin, Ireland, is a unique specialty pharmaceutical company focused on developing, manufacturing and commercializing high quality affordable generic and innovative branded pharmaceutical products for patients around the world.

Actavis markets a broad portfolio of branded and generic pharmaceuticals and develops innovative medicines for patients suffering from diseases principally in the central nervous system, gastroenterology, women’s health, urology, cardiovascular, respiratory and anti-infective therapeutic categories. The company is an industry leader in product research and development, with one of the broadest brand development pipelines in the pharmaceutical industry, and a leading position in the submission of generic product applications. Actavis has commercial operations in more than 60 countries and operates more than 30 manufacturing and distribution facilities around the world.

For more information, visit Actavis’ website at www.actavis.com.

Actavis Forward-Looking Statement

Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Actavis’ strategic initiatives, including the acquisition of Durata, are forward-looking statements. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, successful integration of the Durata acquisition and the ability to recognize the anticipated synergies and benefits of the Durata acquisition; the anticipated size of the markets and anticipated demand for Durata’s products; the impact of competitive products and pricing; the inherent uncertainty associated with financial projections; periodic dependence on a small number of products for a significant source of net revenue or income; variability of trade-buying patterns; changes in generally accepted accounting principles; the risks and uncertainties normally incident to the pharmaceutical industry; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ and Durata’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Durata’s facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; and other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis plc’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.